Exhibit 10.10
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is executed and made effective as of January 1, 1999 between TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina Limited Partnership, whose address is P.O. Box 29168, Greensboro, N.C. 27408 (the "Company") and FRANK C. MARCHISELLO, Jr, a resident of North Carolina, whose address is 600 Brookfield Drive, Gibsonville, NC 27249 ("Marchisello").

                                    RECITALS

        A. Company and Marchisello entered into an employment agreement dated as of January 1, 1996.

        B. Company has agreed to increase Marchisello's Annualized Base Salary under the existing employment agreement for the period from July 1, 1998 through December 31, 1998 from $170,000.00 to $175,000.00.

        C. The Parties intend to extend the term of Marchisello's employment and to modify, amend and restate the Employment Agreement as provided herein.

        Now therefore, in consideration of the promises contained herein and othervaluable consideration, the parties agree as follows:

1. EMPLOYMENT. Company agrees to employ Marchisello during the term of this Agreement. Marchisello agrees to devote substantial time and attention and his best efforts to the business affairs of the Company. During the term of his employment hereunder, Marchisello shall not perform services for others as a consultant, employee or otherwise and shall not engage in the conduct of any other trade or business.

        The Company is engaged in the development and operation of retail shopping centers. Marchisello will serve as vice-president/chief financial officer of the Company and will perform such duties as are assigned to him by the Company from time to time in all phases of the Company's business. Marchisello will report to a designated senior executive officer of the Company.

2. TERM. The term of this Agreement as herein amended and restated shall begin on January 1, 1999 and shall end December 31, 2001 (the "Contract Term") unless sooner terminated as herein provided. The twelve calendar month period beginning on January 1, 1999 and ending December 31, 1999 and each calendar year thereafter through 2001 is sometimes herein referred to as a "Contract Year".

        This Agreement shall survive any merger, acquisition or cessation of business by the Company and shall remain binding upon any successor of the Company or transferee of the Company's business.

3.      COMPENSATION.
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        3.1 Annual Base Salary.  For each  Contract  Year  beginning on or after
January 1, 1999, Company will pay Marchisello for services performed pursuant to this Agreement an "Annual Base Salary" as follows:

                        Contract Year                  Annual Base Salary
                        -------------                  ------------------
                             1999                          $190,000.00
                             2000                          $200,000.00
                             2001                          $210,000.00

        The Annual Base Salary shall be paid in equal monthly or bi-weekly installments in arrears in accordance with Company's regular pay schedule. Company will pay and/or withhold for FICA, income and other employee taxes on compensation payable to Marchisello hereunder as required by law.

        3.2 Employee Benefits. Marchisello shall participate in all employee benefit plans (including plans providing medical, life and disability insurance) which the Company makes available to its employees generally and for which Marchisello is eligible, as such Plans may be in effect from time to time.

        3.3 Expense Reimbursement. Marchisello will be reimbursed for any necessary and reasonable expense incurred by Marchisello in performing the services requested of him by the Company during the term of employment. At least monthly, Marchisello will submit such records and paid bills supporting the amount of the expenses incurred and to be reimbursed as the Company shall reasonably require.

        3.4 Severance Pay If Term Not Extended. If Marchisello's employment is not terminated prior to the end of the Contract Term and if Marchisello offers to extend the term of his employment by the Company beyond the Contract Term for one year or more upon substantially the same terms as the last Contract Year of the Contract Term but the Company elects not to continue Marchisello's employment, the Company shall pay Marchisello as a severance benefit an amount equal to one half (1/2) of the Annual Base Salary payable to him for the last Contract Year of the Contract Term.

4. VACATION. Marchisello shall be entitled to vacation during each Contract Year for the term of employment hereunder in accordance with Company policy.

5. TERMINATION. Marchisello's employment by the Company hereunder shall be terminated upon the occurrence of any of the following events:

                  (a) If the Company and Marchisello mutually agree to terminate the employment;

                  (b) By the Company, in its discretion, in the event of Marchisello's disability. "Disability" for these purposes shall mean Marchisello's inability through physical or mental illness or other cause to perform any of the material duties assigned to him by the Company for a period of one hundred and eighty (180) days or more within any twelve consecutive calendar months. Marchisello will continue to receive compensation hereunder during such period of disability up to 180 days during any twelve consecutive calendar months.

                  (c) By either party in the event of a material breach by the other party of any of that other party's obligations under this Agreement;

                  (d) By Company, if Marchisello is convicted of a felony or engages in conduct or activity that has, or in the Company's reasonably held belief, will have a material adverse effect upon Company's business or future prospects;

                  (e) Upon Marchisello's death;

                  (f) By the Company for no reason and/or without good cause by payment of the severance benefit described below.

        Upon termination of Marchisello's employment Marchisello shall be entitled to receive only the compensation accrued but unpaid for the period of employment prior to the date of such termination and shall not be entitled to additional compensation except as follows:

                    (i) if Marchisello's employment is terminated by reason of his death or disability during the Contract Term, the Company will pay Marchisello (or the personal representatives of his estate, in the event of his death) as a death or disability benefit, an amount equal to the Annual Base Salary payable hereunder for the Contract Year within which such termination occurs. Such amount shall be paid in 12 equal monthly installments, with the first installment payable on the last day of the first calendar month following the calendar month in which Marchisello's employment is terminated;

                    (ii) if Company terminates Marchisello's employment for no reason and/or without good cause pursuant to subparagraph 5(f) or if Marchisello terminates his employment pursuant to subparagraph 5(c) because of the Company's material breach of this Agreement, Company shall pay Marchisello as severance pay an amount equal to the Annual Base Salary payable hereunder in the Contract Year within which Marchisello's employment is terminated. Such payment will be made within thirty (30) days after the date of the termination of Marchisello's employment.

6.      COVENANT AGAINST COMPETITION AND NON-DISCLOSURE.

        6.1 Covenant Against Competition. Marchisello covenants and agrees that during Marchisello's employment and for a period of six (6) months after he ceases to be employed by Company, Marchisello shall not, directly or indirectly, as an employee, employer, shareholder, proprietor, partner, principal, agent, consultant, advisor, director, officer, or in any other capacity, engage in the development or operation of a retail shopping facility within a radius of one hundred (100) miles of any retail shopping facility owned or operated by the Company at any time during Marchisello's employment hereunder or within a radius of one hundred (100) miles of any site for which Company has made an offer to purchase for the development of a retail shopping facility by the Company prior to the date of the termination of Marchisello's employment.

        6.2 Disclosure of Information. Marchisello acknowledges that in and as a result of his employment hereunder, he will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as financial information, terms of leases, terms of financing, financial condition of tenants and potential tenants, sales and rental income of shopping centers and other specifics about Company's development, financing, construction and operation of retail shopping facilities. Marchisello covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly, divulge or disclose for any purpose whatsoever any such confidential information that has been obtained by, or disclosed to, him as a result of his employment by Company.

        6.3 Reasonableness of Restrictions.

                  (a) Marchisello has carefully read and considered the foregoing provision of this Item, and, having done so, agrees that the restrictions set forth in these paragraphs, including but not limited to the time period of restriction set forth in the covenant against competition are fair and reasonable and are reasonably required for the protection of the interests of Company and its officers, directors and other employees.

                  (b) In the event that, notwithstanding the foregoing, any of the provisions of this Item shall be held invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event that any provision of this Item relating to the time period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

        6.4 Consideration. The covenants against competition and non-disclosure by Marchisello in this Item are made in consideration of the Company's agreement to employ Marchisello upon the terms and conditions set forth herein, expressly including, without limitation, the Company's agreement to pay the severance amount under the circumstances described in Section . Such covenants against competition and of non-disclosure by Marchisello in this Item constitute the material inducement to Company to enter into this Agreement, to make confidential information developed by Company available to Marchisello and to pay the salary and bonuses provided for Marchisello herein.

        6.5 Company's Remedies. Marchisello covenants and agrees that if he shall violate any of his covenants or agreements contained in this Item 6, then the Company shall, in addition to any other rights and remedies available to it at law or in equity, have the following rights and remedies against Marchisello:

                  (a) The Company shall be relieved of any further obligation to Marchisello under the terms of this agreement; and

                  (b) The Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or other benefits that Marchisello, directly or indirectly, has realized and/or may realize as a result of, growing out of or in connection with, any such violation.

        The foregoing rights and remedies of the Company shall be cumulative and the election by the Company to exercise any one or more of them shall not preclude the Company's exercise of any other rights described above or otherwise available under applicable principals of law or equity.


7.      NOTICES.

        Any notice required or permitted to be given pursuant to this Agreement shall be hand delivered or sent by certified mail, return receipt requested, to the address of the party to whom it is directed as set forth below:


        Company:                        Tanger Properties Limited Partnership
                                        c/o Stanley K. Tanger
                                        P.O. Box 29168
                                        Greensboro, N.C.  27402


        Marchisello:                    Frank C. Marchisello, Jr.
                                        600 Brookfield Drive
                                        Gibsonville, N.C.  27249


        IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day and year first above written.


                                        Company:


                                        TANGER PROPERTIES LIMITED PARTNERSHIP, a
                                        North Carolina Limited Partnership



                                        By: TANGER FACTORY OUTLET CENTERS, INC.,
                                            it's sole general partner

                                        By:
                                            STANLEY K. TANGER
                                            Chairman of the Board
                                            Chief Executive Officer


                                            FRANK C. MARCHISELLO, JR.
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